EXHIBIT 10.22

AGREEMENT BETWEEN ZORO MINING CORP.

AND MINEX VENTURES II, LLC

This Agreement (the “Agreement”) is made and entered into by and between Minex Ventures II, LLC, a Colorado Limited Liability Company (“Minex”) and Zoro Mining Corp., a Nevada Corporation (“Zoro”) effective as of September 27, 2011.

Whereas, Zoro has entered into that certain Letter of Intent (“LOI”) with Yura Exploracion S.A.C., a closed Peruvian company (“YE”), Donald LeRoy Stiles, an individual and single man residing in the Republic of Peru (“Stiles”) and South American Immobiliara S.A.C., a Peruvian company (“SAI”);

Whereas, pursuant to the LOI, Zoro has the right to earn a joint venture interest in YE’s Yura Yebecahas Mining Project located in Arequipa, Peru (“Yura Project”);

Whereas, Minex has materially assisted Zoro in negotiating the LOI, advancing exploration activities on the Yura Project and funding of various expenses, all as further set forth hereafter;

Now, therefore, for valuable consideration given and received the parties do hereby agree as follows:

1.           The Yura Exploration Program.    Zoro commits to diligently commence, pursue and complete the Yura Exploration Program (as such term is defined in the LOI) set forth in the LOI and ensure timely compliance with the requirements thereof.  Zoro acknowledges and agrees that should Zoro fail to diligently and timely initiate, pursue or complete the Yura Exploration Program, or if Zoro is otherwise in default of the LOI, Minex shall have the right to elect, upon 30 days written notice to Zoro, to require Zoro to assign its right, title and interest in and to the LOI to Minex, or Minex’s designee.  From and after such election by Minex, Zoro acknowledges and agrees that (a) Minex, or its designee, shall be entitled to receive all of the rights and benefits under the LOI that Zoro was to have received and (b) Zoro shall no longer have any right or interest in the Yura Project.

2.           Existing Contributions of Minex:     Zoro acknowledges that Minex has previously made the following contributions:

(a)           Minex has contributed the sum of not less than US$1.6 million hereunder, which sum has been used to fund, among other things, (i) exploration of the Yura Project, including payment of the on-site project geologist, (ii) overhead expenses associated with the Peruvian operation, and (iii) concession fees on the Yura Project; and

(b)           Minex has relieved Zoro from incurring the expense of completing the acquisition of approximately 1,500 hectares of exploration concessions knows as the Fortuna Properties which are now being vended into YE as part of the part of the Yura Project, and which would have required Zoro to issue 6.4 million shares of common stock and pay US$325,000.00 in cash to the Fortuna Vendors.

The agreed value of the above contributions from Minex is US$3 million and in consideration for the above contributions Zoro agrees to issue 18 million shares of common stock to Minex or to those designated by Minex, subject to satisfying applicable securities laws.

3.           Future Contributions of Minex.    Minex also commits to use its best efforts to raise and provide to Zoro, no later than one hundred and twenty (120) days following the later of (a) obtaining appropriate exploration permits for the Yura Project, and (b) agreement by Zoro and Minex upon the terms, conditions and pricing of a private placement, funding in the amount of US$600,000 (“Initial Funding”) through private placements units consisting of Zoro shares, and warrants to purchase Zoro shares, with proceeds to be used for an initial exploration and drilling program at the Yura Project and additional working capital for Zoro.  Additionally, Minex commits to raise and provide to Zoro, no later than sixty (60) days following completion of the Initial Funding an additional amount of US$600,000 through a similar private placement (the “Additional Funding”).

Zoro acknowledges that, under the LOI, Zoro is required to furnish a proposed Yura Exploration Program to YE for its review and approval.  The proceeds from Initial Funding and Additional Funding described herein shall be utilized to fund the initial activities of Zoro under the proposed Yura Exploration Program upon Zoro obtaining approval of YE to the Yura Exploration Program.  Minex shall also have the right to review and approve the proposed Yura Exploration Program, which approval shall not be unreasonably withheld.

Further, the parties acknowledge that from and after receipt by Zoro of the Initial Funding, Zoro shall be responsible for the payment of the sums due to Ed Gates, who is currently the on-site project geologist for the Yura Project.

Minex and Zoro acknowledge and agree that Minex and Zoro must agree upon the terms, conditions, and pricing of the private placement of Zoro shares and warrants as a condition precedent to Minex’s obligation to provide the Initial Funding and the Additional Funding.  In the event that any of the following occurs, the parties each acknowledge and agree that Minex shall be relieved from the obligations described in this paragraph 3:  (a) failure of Minex and Zoro to reasonably agree upon the terms, conditions and pricing of the private placement for the Initial Funding on or before November 1, 2011; (b) in the event that Zoro enters into an agreement with an alternative capital provider to provide funds sufficient to perform the initial stages of the Yura Exploration Program prior to the date upon which Minex was to raise the Initial Funding or Additional Funding (in which event Minex agrees to provide good faith appropriate support to the alternative capital provider); or (c) the price of Zoro common stock declines to such an extent that the ability for Minex to successfully raise the Initial Funding or Additional Funding is impractical or materially impaired, as determined in the reasonable opinion of Zoro and Minex.

4.           Zoro Commitments and Obligations.    Zoro represents and warrants to Minex as follows:

(a)           Minex shall have the right to appoint two (2) members to the board of directors of Zoro; and

(b)           Zoro agrees to use reasonable commercial efforts to pursue the listing of its common stock on TSX Venture Exchange or similar Canadian-based stock exchange, with the intent of being listed on such by December 31, 2012.  In this regard, Zoro agrees to provide on a monthly basis to Minex a brief, but concise and accurate description of Zoro’s progress towards its pursuit of becoming a listed entity in Canada.

5.           Representations and Warranties.    Each party represents and warrants to the other party that:

           (a)           it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority lawfully to conduct its business as currently conducted;

(b)           it has the power and authority to enter into this Agreement and to carry out its obligations hereunder;

(c)           the execution and delivery of this Agreement and the consummation of the transactions provided for hereby have been duly authorized by each party, and no other proceeding on the part of such party is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby;

(d)           this Agreement has been duly executed and delivered by each party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms set forth herein;

(e)           the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not, as applicable, (i) conflict with or violate any provision of any constitutive or other governing document of such party, (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other person the right to accelerate, renegotiate or terminate or receive any payment, or constitute a default, event of default or an event which with notice, lapse of time, or both, would constitute a default or event of default, under the terms of any material contract or other obligation to which such party is a party or is bound, or (iii) constitute a violation by any such party of any applicable law;

(f)           there is no suit, action, claim, arbitration or similar proceeding or investigation pending, or to the knowledge of each party, threatened against such party (i) which, if adversely resolved, would be reasonably likely to have a material adverse effect on the Company or the ability of the Company to operate its business; (ii) with respect to which there is a reasonable likelihood of a determination which would prevent any party from consummating the transactions contemplated in this Agreement or fulfilling the obligations of such party under this Agreement; or (iii) which seeks to obtain damages in respect of the consummation of the transactions contemplated in this Agreement; and

           (g)           each party has read and fully understands this Agreement and consulted with independent counsel to the extent it deemed necessary prior to its execution of this Agreement.

6.           Venue and Jurisdiction.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado without regard to its principles regarding conflict of laws.  The parties agree that the federal and state courts of Colorado shall have exclusive jurisdiction over any litigation with respect to this Agreement and by execution of this Agreement, each party irrevocably submits to such jurisdiction.

7.           Amendment and Waiver.    Any party may waive any provision hereof intended for its benefit in writing.  No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof.  This Agreement shall not be amended except in writing and signed by all parties.

8.           Counterparts.    This Agreement may be executed in one or more counterparts by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

9.           Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

[Signatures on following page]

In Witness Whereof, the parties execute this Agreement as of the day and year first above written.

Zoro Mining Corp.
A Nevada Corporation

By:          /s/ Harold Gardner
Name:    Harold Gardner
Title:      President and CEO

Minex Ventures II, LLC
A Colorado Limited Liability Company

By:          GST Investments, LLC
Manager of Minex Ventures II, LLC

By:         /s/ Gwendolyn K. Stimple
Name:   Gwendolyn K. Stimple
Title:     Manager